Exhibit 10.12

AMENDMENT TO LICENSE AGREEMENT

This Amendment (the “Amendment”) is effective on November 23, 2018 (“Amendment Date”), by and among INBRX 103, LLC, a limited liability company with an address at 11025 North Torrey Pines Road, Suite 200, La Jolla, CA 92037 (“Inhibrx”), Celgene Corporation, a Delaware corporation with an address at 86 Morris Avenue, Summit, NJ 07901 (“Licensee”) and Inhibrx, Inc. (formerly Inhibrx, LLC), a Delaware corporation with an address at 11099 North Torrey Pines Road, Suite 130, La Jolla, CA 92037 (“Parent”), and amends the License Agreement by and among Inhibrx and Licensee, dated July 1, 2013 (the “License Agreement”). Inhibrx, Parent and Licensee are referred to herein as the “Parties” and each as a “Party.” Capitalized terms not otherwise defined herein have the meanings specified in the License Agreement.

WHEREAS, Inhibrx and Licensee now desire to amend the License Agreement, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency is hereby acknowledged by the Parties, Inhibrx, Parent and Licensee agree that the License Agreement is hereby amended as follows:

1.	Section 1.7. Section 1.7 of the License Agreement is hereby amended and restated in its entirety as follows:

“Control” or “Controlled” means with respect to any Patent Rights or Know-How, the possession by a Party (or its Affiliates, as the case may be) of the ability to grant a license or sublicense of such Patent Rights or Know-How as provided for herein without violating the terms of any agreements which become effective after the Amendment Date between such Party (or its Affiliates) and any Third Party; provided, that Patent Rights and Know-How of an acquirer of a Party or its Affiliates in existence prior to the acquisition date, or developed after the acquisition date solely by such acquirer without use of or reference to such Party’s preexisting materials or proprietary know-how, shall not be deemed to be “Controlled” by such Party or Affiliate.”

2.	Section 2.1.1. Section 2.1.1 of the License Agreement is hereby amended and restated in its entirety as follows:

“Grant of License. Subject to the terms and conditions of this Agreement, each of Inhibrx and Parent, on behalf of themselves and their Affiliates, hereby grants to Licensee an exclusive (even as to Inhibrx and Parent and their respective Affiliates), royalty-bearing, non-transferable (except in accordance with Section 12.3) license, including the right to grant sublicenses (only in accordance with Section 2.1.2), under the Licensed Intellectual Property, including Inhibrx’s and Parent’s and their respective Affiliates’ interest in the Joint IP, to research, develop, manufacture, commercialize, make, have made, use, offer for sale, sell, and import Licensed Products, in the Territory, for any and all uses within the Field (“Exclusive License”). All rights not expressly granted herein are reserved by Inhibrx, Parent and their respective Affiliates, and no other licenses are granted herein, by implication, estoppel or otherwise. During the Term, neither Inhibrx, Parent, nor any of their respective Affiliates will enter into any agreement or otherwise license, grant, assign, transfer, convey or otherwise encumber or dispose any right, title or interest in or to any of the Licensed Intellectual Property, which agreement, license, grant, assignment, transfer, conveyance, encumbrance or disposition would conflict with the rights granted to Licensee hereunder.”

3.	Section 12.15. The following is added as Section 12.15 of the License Agreement:

“12.15. Guarantee.

(a) Guarantee. To induce Licensee to enter into this Agreement, the Parent hereby irrevocably, absolutely, and unconditionally guarantees as a primary obligor and not merely as surety to Inhibrx, on the terms and conditions set forth herein, the full and punctual payment, performance and discharge of the obligations of Inhibrx when due under, and subject to the terms and conditions of, this Agreement (the “Inhibrx Obligations”); provided, that the

Parties acknowledge and agree that Parent shall be entitled to all defenses (including limitations of liability) with respect to the Inhibrx Obligations that Inhibrx possesses with respect thereto other than any defense based on Inhibrx’s inability as a matter of corporate law to cause its Affiliates to undertake, or refrain from undertaking, any actions and provided further that any fulfillment of any Inhibrx Obligations by Inhibrx or any other Person shall automatically reduce the scope of the Parent’s guarantee hereunder accordingly. In furtherance of the foregoing, the Parent acknowledges that its liability under this Section 12.15 shall extend to the Inhibrx Obligations and that Licensee may, in its sole discretion, bring and prosecute a separate action or actions against the Parent for the full amount of the Inhibrx Obligations, regardless of whether action is brought against Inhibrx, whether Inhibrx is joined in any such action or actions or whether Inhibrx was primarily responsible for causing the payment obligations of Inhibrx under this Agreement; provided, however, that any recovery from the Parent in any such action or actions shall reduce the liability of Inhibrx to Licensee accordingly.

(b) Changes in Obligations; Certain Waivers.

(i) The Parent agrees that Licensee and Inhibrx may from time to time and at any time, without notice to or further consent of the Parent, extend or amend the time of payment of the Inhibrx Obligations, and Licensee may also make any agreement with Inhibrx, for the payment, compromise, extension, discharge, renewal, or release thereof, in whole or in part, or for any modification of the terms thereof without in any way impairing or affecting the Parent’s obligations under this Section 12.15 (and in the event of any such extension or amendment the obligations of the Parent under this Section 12.15 shall be deemed extended or amended accordingly); provided, however, that no such amendment shall increase the amount of the Inhibrx Obligations or decrease the amount of time within which Inhibrx must satisfy the Inhibrx Obligations without the Parent’s written consent. The Parent agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (A) the existence of any claim, set-off or other right which the Parent may have at any time against Inhibrx, whether in connection with the Inhibrx Obligations or otherwise; (B) any insolvency, bankruptcy, reorganization or other similar proceeding of Inhibrx; (C) the failure of Licensee to assert any claim or demand or to enforce any right or remedy against Inhibrx or any other Person interested in the transactions contemplated by this Agreement; (D) any change in the corporate existence, structure or ownership of Inhibrx or any other Person interested in the transactions contemplated by this Agreement; (E) the addition, substitution or release of any Person to or from this Section 12.15, this Agreement, or any related agreement or document (provided that any such addition, substitution or release shall, in the case of this Agreement or any such agreement or document, be subject to the prior written consent of Inhibrx and Parent); (F) the adequacy of any other means Licensee may have of obtaining fulfillment of the Inhibrx Obligations; or (G) any change in the time, place or manner of fulfillment of the Inhibrx Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Inhibrx Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Inhibrx and Parent). To the fullest extent permitted by applicable Law and except as otherwise provided in this Section 12.15, the Parent hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by Licensee. The Parent waives promptness, diligence, notice of the acceptance of the Inhibrx Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of incurrence of the Inhibrx Obligations and all other notices of any kind, any right to require the marshaling of assets of Inhibrx or any other Person interested in the transactions contemplated by this Agreement, all defenses which may be available by virtue of any stay, moratorium law or other similar law now or hereafter in effect and all suretyship defenses generally (other than fraud or willful misconduct by Licensee or any of its subsidiaries, defenses to the payment of the Inhibrx Obligations that are available to Inhibrx under this Agreement or any other agreement contemplated by this Agreement or breach by Licensee or any of its Affiliates of this Section 12.15). The Parent hereby expressly waives any right to require Licensee to proceed against Inhibrx or pursue any other remedy against Inhibrx in Licensee’s power whatsoever. The Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 12.15 are knowingly made in contemplation and in consideration of such benefits and that if any of such waivers are determined contrary to any applicable Law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable Law.

(ii) Unless and until the Inhibrx Obligations have been paid in full, the Parent hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Inhibrx that arise from the existence, payment, performance, or enforcement of the Parent’s obligations under or in respect of this Section

12.15, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Licensee against Inhibrx, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Inhibrx, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

(iii) Licensee is an intended beneficiary of this Section 12.15. The Parent hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceedings asserting and shall not in any case assert that this Section 12.15 is illegal, invalid or unenforceable in accordance with its terms.

(c) Nature of Guarantee. The liability of the Parent hereunder shall not be affected or impaired by the failure of the Parent to receive any benefit from or as a result of its execution, delivery and performance of this Section 12.15. Licensee shall not be obligated to file any claim relating to the Inhibrx Obligations in the event that Inhibrx becomes subject to a reorganization, bankruptcy or similar proceeding, and the failure of Licensee to so file shall not affect the Parent’s obligations under this Section 12.15. In the event that any fulfillment to Licensee in respect of the Inhibrx Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Parent shall remain liable hereunder with respect to the Inhibrx Obligations as if such fulfillment had not been made (subject to the terms hereof). This Section 12.15 is an unconditional guarantee of payment, and not merely of collectability.

(d) Termination; Survival. Notwithstanding anything to the contrary in this Agreement, termination of this Agreement shall not relieve Parent from any liabilities or obligations under this Agreement.”

4.	Financial Representations.

(a) Parent shall deliver to Licensee within ninety (90) days of the Amendment Date (a) the Parent’s audited balance sheets for the fiscal years ended December 31, 2017, and December 31, 2016 and the Parent’s statement of operations and statement of cash flows for the years then ended and (b) the Parent’s unaudited balance sheet for the quarter ended September 30, 2018 (such balance sheet as of September 30, 2018, the “Unaudited Balance Sheet”), and the Parent’s unaudited statement of operations and unaudited statement of cash flows for the six-month period ended June 30, 2018 (together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”) (all of the foregoing financial statements of the Parent and any notes thereto are hereinafter collectively referred to as the “Parent Financial Statements”). The Parent Financial Statements (i) are consistent with the books and records of the Parent (which are complete in all material respects), (ii) were prepared in accordance with GAAP consistently applied, and (iii) fairly present in all material respects the financial condition of the Parent at the dates therein indicated and the results of operations of the Parent for the periods therein specified in accordance with GAAP, except (x) as may be indicated in the footnotes to such financial statements and (y) that the Unaudited Financial Statements do not contain footnotes and are subject to other presentation items and normal year-end adjustments.

(b) Parent hereby represents and warrants to Licensee that, (i) as of the Amendment Date, Parent has in excess of $5,350,000 in cash, cash equivalents and marketable securities and, (ii) to Parent’s knowledge based on the information available to it at this time and a number of assumptions, which information or assumptions may become outdated or incorrect on or after the Amendment Date and which the Parent shall be under no obligation to update or correct, the Parent will have in excess of $100,000,000 in cash, cash equivalents and marketable securities following its anticipated initial public offering.

5.	Inhibrx Indemnitee. Notwithstanding anything else, Parent shall be deemed to be an Inhibrx Indemnitee.

6.

Consent and Waiver. Parent and Inhibrx acknowledge that Joe Walker has replaced Michael Attar as the Independent Director as defined in the Inhibrx Operating Agreement. The Licensee and Joe Walker, who serves as the Independent Director as defined in and pursuant to the Inhibrx Operating Agreement hereby (a) consent to the exchange of Class 1 and Class 2 Units of Inhibrx, pursuant to that certain Exchange Agreement, dated as of April 30, 2018, by and between the members of Inhibrx and Parent and (b) waive any rights or remedies they may have as a result of their consent not being obtained solely with respect to the consummation of such exchange.

7.

Representation. Each of Parent and Inhibrx hereby represents and warrants as of this Amendment Date that collectively, Parent and Inhibrx Control (and have Controlled since the Effective Date of the License Agreement) all rights to all of the Licensed Intellectual Property (i.e., no Inhibrx Affiliates, other than Parent, Control any of the Licensed Intellectual Property as of the Amendment Date).

8.

Miscellaneous. The terms and conditions of Section 12 of the License Agreement shall be incorporated by reference herein. Except as amended hereby, in all other respects, the License Agreement shall remain in full force and effect, unless further amended by a written agreement by and among Inhibrx, Parent and Licensee. For avoidance of doubt, Parent is not a party to the License Agreement, except as expressly and specifically stated in the License Agreement, as amended by this Amendment, or as otherwise expressly and specifically agreed in writing by Parent.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the Amendment Date.

INHIBRX:			LICENSEE:

INBRX 103, LLC			CELGENE CORPORATION

By:	/s/ Mark Lappe		By:	/s/ Edward Rocheta
	Name:	Mark Lappe		Name:	Edward Rocheta
	Title:	CEO		Title:	Director, Global Alliances

PARENT:			INDEPENDENT DIRECTOR:

INHIBRX, INC.

By:	/s/ Mark Lappe		By:	/s/ Joe Walker
	Name:	Mark Lappe		Joe Walker
	Title:	CEO